Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

JANEL CORPORATION,

indCo, inc.,

and

tennessee valley ventures ii, l.p

Dated as of March 21, 2016

Effective as of March 1, 2016

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Section 4.6	Hennis Stock Redemption	22

Article V ADDITIONAL AGREEMENTS		16
Section 5.1	Press Releases	16
Section 5.2	Tax Matters	16
Section 5.3	Books and Records	18
Section 5.4	Further Action	18
Section 5.5	Non-Disclosure, Non-Competition and Non-Solicitation	18
Section 5.6	General Waiver and Release	19

Article VI SURVIVAL; INDEMNIFICATION		19
Section 6.1	Survival of Representations, Warranties and Covenants	19
Section 6.2	Indemnification	20
Section 6.3	Notice; Payment of Losses; Defense of Claims	22
Section 6.4	Characterization of Indemnity Payments	23
Section 6.5	Limitation on Contribution and Certain Other Rights; No Circular Indemnity; Waiver of Rights	24
Section 6.6	Exclusivity of Indemnification	24

Article VII GENERAL PROVISIONS		24
Section 7.1	Notices	24
Section 7.2	Disclosure Schedules	25
Section 7.3	Assignability; Binding Agreement; Third Party Beneficiary	25
Section 7.4	Severability	25
Section 7.5	No Agreement Until Executed	25
Section 7.6	Certain Definitions	25
Section 7.7	Interpretation	29
Section 7.8	Fees and Expenses	29
Section 7.9	Governing Law	29
Section 7.10	Specific Performance	29
Section 7.11	Venue; Consent to Jurisdiction	30
Section 7.12	Mutual Drafting	30
Section 7.13	Integration	30
Section 7.14	Counterparts	30
Section 7.15	Amendments, Waivers and Consents	30

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ANNEXES
Annex A	List of Defined Terms

EXHIBITS
Exhibit A	Stock
Exhibit B	Form of Escrow Agreement
Exhibit C	Sample Net Working Capital Calculation

SCHEDULES
Schedule 1.3(b)	Estimated Indebtedness
Schedule 2.3	Non-Contravention
Schedule 2.4	Capitalization
Schedule 2.5	Loans
Schedule 2.6(a)	Financial Statements
Schedule 2.6(b)	Exceptions to Financial Statements
Schedule 2.7	Absence of Undisclosed Liabilities
Schedule 2.8	Absence of Certain Developments
Schedule 2.10	Transactions with Affiliates
Schedule 2.11(a)	Leased Real Properties
Schedule 2.11(b)	Title to and Encumbrances on Properties
Schedule 2.13(a)	Certain Contractual Obligations
Schedule 2.13(b)	Noncompliance with Material Contracts
Schedule 2.14	Intellectual Property
Schedule 2.15	Litigation
Schedule 2.16	Employee and Labor Matters
Schedule 2.17	Company Licenses; Compliance with Laws
Schedule 2.18	Employee Benefits
Schedule 2.19	Insurance Coverage
Schedule 2.20	Investment Banking; Brokerage
Schedule 2.21	Environmental Matters
Schedule 2.22	Suppliers; Customers
Schedule 2.23	Indebtedness
Schedule 2.25(a)	Product Warranties
Schedule 2.25(b)	Customer Pricing
Schedule 3.3	No Conflicts; Consents

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 21, 2016, by and among JANEL CORPORATION, a Nevada corporation (the “Buyer”), INDCO, INC., a Tennessee corporation (the “Company”), and Tennessee Valley Ventures II, L.P., a Delaware limited partnership (“TVV”). Certain terms used in this Agreement are defined in Section 7.6 hereof. An index of defined terms used in this Agreement is attached as Annex A hereto.

WHEREAS, TVV and C. Mark Hennis (“Hennis”) (collectively, the “Stockholders”) own beneficially and of record all of the outstanding shares of common stock of the Company, with TVV owning 97.07% of the outstanding shares of common stock of the Company; and

WHEREAS, TVV desires to sell to the Buyer, and the Buyer desires to purchase from TVV, the 601,042 shares of common stock of the Company set forth under the heading “Shares of Stock” on Exhibit A attached hereto (the “Stock”) on the terms and conditions set forth herein (the “Stock Purchase”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
PURCHASE AND SALE OF THE STOCK; CLOSING

Section 1.1           Transfer of Stock; Further Assurances. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall purchase, acquire and accept from the TVV, and TVV shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to the Stock, free and clear of any and all Encumbrances. For the avoidance of doubt, the Stock so purchased does not include the 18,125 shares of common stock of the Company set forth under the heading “Shares of Rollover Stock” on Exhibit A, which shall be retained by Hennis as set forth on Exhibit A. TVV shall on the Closing Date execute and deliver to the Buyer and the Company stock certificates accompanied by executed stock powers sufficient to transfer, convey, and assign the Stock to the Buyer.

Section 1.2           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement on the date hereof (the “Closing Date”). Notwithstanding the actual Closing Date, the Closing shall be effective as of 12:01 a.m. (Eastern Time) on March 1, 2016 (the “Effective Date”). In lieu of an in person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt.

Section 1.3           Purchase Price and Payment.

(a)          The parties hereby agree that, at the Closing and in consideration of the sale by TVV to the Buyer of the Stock and in reliance upon the representations and warranties of the parties herein contained and subject to the satisfaction of all of the conditions contained herein, the Buyer shall pay to TVV an aggregate amount of cash (the “Closing Date Payment”) equal to:

(i)          $11,000,000, which includes a $50,000 non-refundable amount deposited by Buyer with McKenzie Laird, PLLC on March 15, 2016; plus

(ii)         an amount equal to the Estimated Cash and Cash Equivalents (as defined in Section 1.3(e)); plus

(iii)        $100,000, minus the amount of the loan payment made to Pinnacle Bank on March 1, 2016, as consideration for the period from March 1, to the Closing Date; plus

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(iv)        if the Estimated Working Capital (as defined in Section 1.3(e)) is greater than the Target Working Capital, then an amount equal to the difference between the Estimated Working Capital and the Target Working Capital; minus

(v)         an amount equal to the Estimated Indebtedness (as defined in Section 1.3(e)); minus

(vi)        an amount equal to the Estimated Company Expenses (as defined in Section 1.3(e)); minus

(vii)       if the Estimated Working Capital is less than the Target Working Capital, then an amount equal to the difference between the Target Working Capital and the Estimated Working Capital; minus

(viii)      the Escrow Amount (as defined in Section 1.3(d)); and minus

(ix)         the Rollover Amount.

(b)          At the Closing, the Buyer shall, on behalf of the Company, repay, or shall cause to be repaid, the Estimated Indebtedness set forth on Schedule 1.3(b). The Buyer and the Company will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Encumbrances securing the Indebtedness.

(c)          At the Closing, the Buyer shall, on behalf of the Company or TVV, pay all Estimated Company Expenses.

(d)          At the Closing, Buyer shall deposit $500,000.00 (the “Escrow Amount”) into an interest-bearing escrow account at Fifth Third Bank (the “Escrow Agent”). The Escrow Agent shall hold the Escrow Amount and all interest and other amounts earned thereon in an escrow account (the “Escrow Account”) for purposes of securing any amounts payable by TVV on account of indemnification obligations under Section 6.2(a) hereof and certain other amounts payable hereunder in accordance with this Agreement and the agreement among TVV, the Buyer, and the Escrow Agent in substantially the form set forth in Exhibit B attached hereto (the “Escrow Agreement”).

(i)          Within five (5) Business Days following the ninetieth (90th) day after the Closing Date (the “Release Date”), the Escrow Amount, minus (x) the amount of any Losses previously offset against the Escrow Amount pursuant to the Escrow Agreement and Section 6.3 hereof, minus (y) the amount of any costs and expenses previously paid out of the Escrow Account in accordance with this Agreement, and minus (z) the amount of any indemnity claims asserted by the Buyer Indemnified Parties in good faith pursuant to Section 6.2 prior to the Release Date and which remain in dispute as of the Release Date (any amount described in clause (z) of this sentence, an “Unresolved Amount”), shall be released from the Escrow Account and paid over to TVV, by confirmed wire transfer of immediately available funds, with the costs of such disbursement paid from the Escrow Account. In the event it is finally determined, in accordance with Article VI, that any Unresolved Amount withheld from release pursuant to the preceding sentence is not subject to indemnification by the Seller Indemnifying Parties under Section 6.2, such amount shall be released from the Escrow Account and paid over to TVV, by confirmed wire transfer of immediately available funds, within five (5) Business Days following such determination.

(ii)         The Buyer, on one hand, and TVV, on the other hand, shall each pay fifty percent (50%) of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Agreement and the Escrow Agreement, provided that the costs of disbursements shall be paid from the Escrow Account.

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(iii)        The Buyer and TVV agree to promptly provide the Escrow Agent with jointly executed written instructions to disburse or retain the Escrow Amount (or a portion thereof, as applicable) from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

(e)          The Company has delivered to the Buyer a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of the Company’s (i) Cash and Cash Equivalents as of the Adjustment Time (the “Estimated Cash and Cash Equivalents”), outstanding Indebtedness as of the Adjustment Time, excluding the indebtedness evidenced by the Hennis Redemption Note (the “Estimated Indebtedness”), Net Working Capital, which shall be consistent with the sample calculation set forth in Exhibit C, as of the Adjustment Time (the “Estimated Working Capital”), outstanding Company Expenses as of the Adjustment Time (the “Estimated Company Expenses”), and (ii) calculation of the Closing Date Payment based on such estimates.

Section 1.4           Post-Closing Adjustments.

(a)          Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to TVV a written statement (the “Closing Statement”) which shall include (i) the Buyer’s calculations of the Company’s (A) Cash and Cash Equivalents as of the Adjustment Time, (B) Indebtedness outstanding as of the Adjustment Time, excluding the indebtedness evidenced by the Hennis Redemption Note, (C) Net Working Capital as of the Adjustment Time and (D) Company Expenses outstanding as of the Adjustment Time and (ii) the Buyer’s calculation of the Closing Date Payment based upon the Closing Statement (including provision for a 2.93% adjustment for the Rollover Amount). The Closing Statement (and the components thereof) will be prepared and determined in accordance with GAAP as modified by the definitions of Cash and Cash Equivalents, Indebtedness (excluding the Hennis Redemption Note), Company Expenses and Net Working Capital (and the Net Working Capital calculation shall be consistent with the sample working capital calculation set forth on Exhibit C). The preparation of the Closing Statement shall be for the sole purpose of determining the Final Closing Date Payment (as defined below). TVV shall have thirty (30) days following the receipt of the Closing Statement (the “Review Period”) to review the same. On or before the expiration of the Review Period, TVV shall deliver to the Buyer a written statement setting forth in reasonable detail (y) any specific item on the Closing Statement which TVV believes has not been prepared in accordance with this Agreement and the correct amount of such specific item and (z) TVV’s alternative calculation of the Closing Date Payment (the “Closing Statement Response Notice”). Any items not specifically objected to in the Closing Statement Response Notice will be deemed to have been accepted by, and will be binding and conclusive on, TVV on the thirtieth (30th) day following delivery of the Closing Statement to TVV. If TVV does not deliver such Closing Statement Response Notice to the Buyer within the Review Period, TVV shall be deemed to have accepted the Closing Statement in its entirety and the Closing Statement (and the determination of the Closing Date Payment set forth therein) shall be binding and conclusive on the parties and not subject to appeal.

(b)          The amount of the Closing Date Payment set forth on the Closing Statement, as accepted or deemed accepted under Section 1.4(a) or as determined in accordance with Section 1.4(c), shall constitute the “Final Closing Date Payment” for purposes of this Agreement.

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(c)          In the event that TVV delivers a Closing Statement Response Notice within the Review Period, the Buyer and TVV shall in good faith attempt to resolve any specific objections set forth in such Closing Statement Response Notice. Any such specific objections which cannot be resolved between the Buyer and TVV within thirty (30) days following the Buyer’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 1.4(c); provided, that neither the Buyer nor TVV shall be permitted to raise any objection to the Estimated Closing Statement or the Closing Statement, as applicable, unless such objection is raised in the Closing Statement or the Closing Statement Response Notice, respectively, as opposed to any amendment or restatement thereof, none of which shall be permitted. Should TVV and the Buyer not be able to resolve such specific objections set forth in the Closing Statement Response Notice (such specific unresolved items, the “Outstanding Disputed Items”), within the thirty (30) day period described above, either party may submit only the Outstanding Disputed Items to Crowe Horwath LLP (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. If any Outstanding Disputed Item is submitted to the Accounting Referee for resolution, the Accounting Referee shall determine, based solely on written submissions or presentations by the Buyer and TVV and their respective Representatives and not by independent review, the value of the Outstanding Disputed Items. In determining such amounts, the Accounting Referee: (A) shall be bound by the principles set forth in this Section 1.4, and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any party in the Closing Statement or the Closing Statement Response Notice, as applicable, or less than the smallest value for such item claimed by any party in the Closing Statement or the Closing Statement Response Notice, as applicable. Such Accounting Referee shall review only the Outstanding Disputed Items and shall deliver a written statement setting forth its resolution of the dispute, which statement shall include its calculation of: (1) Cash and Cash Equivalents as of the Adjustment Time, (2) Indebtedness outstanding as of the Adjustment Time, (3) Net Working Capital as of the Adjustment Time, and (4) Company Expenses outstanding as of the Adjustment Time and the Closing Date Payment, each calculated using non-disputed items and the Accounting Referee’s determinations of the Outstanding Disputed Items. Such calculations, absent manifest error, shall be determinative of the Final Closing Date Payment and shall be binding and conclusive on the parties and not subject to appeal. The fees and costs of the Accounting Referee, if one is required, shall be payable one-half (1/2) by the Buyer, on the one hand, and one-half (1/2) by TVV, on the other hand.

(d)          In the event that the Final Closing Date Payment is less than the Closing Date Payment, TVV shall pay such shortfall amount to the Buyer by wire transfer of immediately available funds. In the event the Final Closing Date Payment exceeds the Closing Date Payment, the Buyer shall pay to TVV an amount in cash equal to such excess amount. Any payment due under this Section 1.4(d) shall be made within five (5) Business Days of the determination of the Final Closing Date Payment.

Section 1.5           Withholding. The Buyer shall be entitled to deduct and withhold from the Purchase Price, including, for the avoidance of doubt, any adjustment to the Purchase Price pursuant to Section 1.4, and any other payment under this Agreement, any withholding Taxes or other amounts required under the Code or any Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.6           Purchase Price. All amounts paid by the Buyer to or on behalf of the Company or TVV under this Agreement and the Escrow Agreement, including the Closing Date Payment, are referred to herein as the “Purchase Price”.

Section 1.7           Deliveries at the Closing.

(a)          At the Closing, TVV shall deliver the following items to the Buyer:

(i)          a counterpart of this Agreement, duly executed by the Company and TVV;

(ii)         the stock certificates representing the Stock and accompanied by an appropriate stock power, duly executed by TVV;

(iii)        resignations of all directors and non-continuing officers of the Company;

(iv)        the consents listed on Schedule 2.3, duly executed;

(v)         an officer’s Certificate of the Company certifying as to (A) its Bylaws, as amended, (B) resolutions of each of the Company’s stockholders and board of directors authorizing the transactions contemplated by this Agreement, and (C) a good standing certificate issued as of a recent date by the Secretary of State of the States of Tennessee and Indiana;

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(vi)        the Hennis Employment Agreement and the Wilberding Employment Agreement, duly executed by Hennis and Kris Wilberding (“Wilberding”);

(vii)       the Escrow Agreement, duly executed by TVV;

(viii)      the Charter and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of Tennessee;

(ix)         documentation satisfactory to the Buyer to release all Encumbrances (other than Permitted Encumbrances) on the Stock and the Company’s assets; and

(x)          An estoppel certificate and consent to assignment from the lessor under each Leased Real Property in form and substance reasonably satisfactory to the Buyer.

(b)          At the Closing, the Buyer shall deliver the following items to TVV:

(i)          the Hennis Employment Agreement and the Wilberding Employment Agreement, duly executed by the Company;

(ii)         the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(iii)        an officer’s Certificate of the Buyer certifying as to (A) its Bylaws, as amended, (B) resolutions of the Buyer’s board of directors authorizing the transactions contemplated by this Agreement, and (C) a good standing certificate issued by the Secretary of State of the State of Nevada dated within five (5) Business Days of the Closing.

Article II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND TVV

In order to induce the Buyer to enter into this Agreement and the other Transaction Agreements, the Company and TVV hereby jointly and severally make the following representations and warranties contained in this Article II to the Buyer.

Section 2.1           Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Tennessee. The Company has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Company is qualified to do business as a foreign entity in the State of Indiana and is not required by any Law to be qualified or registered to do business as a foreign corporation in any other jurisdiction. The Company has all required corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. Copies of the charter and by-laws or any other similar organizational or governing documents (collectively, the “Organizational Documents”) of the Company have been delivered to the Buyer by the Company and are correct and complete in all respects and no amendments thereto are pending.

Section 2.2           Authorization. The Company has full right, authority, power and legal capacity to enter into this Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Company, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party have been duly authorized by all necessary corporate action of the Company. This Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Company have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party by the other parties hereto and thereto, this Agreement and such other Transaction Agreements to which it is a party constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject only to General Enforceability Exceptions.

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Section 2.3           Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Company, and the performance of the transactions contemplated by this Agreement and such other Transaction Agreements did not, do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in violation of or a default (whether after the giving of notice, lapse of time or both) under any of the Organizational Documents of the Company; (b) violate or result in a violation of, conflict with or constitute or result in violation of or a default (whether after the giving of notice, lapse of time or both) or loss of benefit under or granted by, any provision of any Law, or any restriction imposed by any Governmental Authority applicable to the Company; (c) except as set forth on Schedule 2.3, require the Company to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any Governmental Authority or other Person; (d) violate or result in a violation of or constitute a default (whether after the giving of notice, lapse of time or both) under, give rise to or accelerate any obligation under, or give rise to a right of termination of or result in a loss of benefit under any agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which any of the Company’s assets or the Stock is bound, or result in the creation or imposition of any Encumbrance on any of the Company’s assets or the Stock; or (e) result in TVV having the right to exercise dissenters’ appraisal rights.

Section 2.4           Capitalization. Schedule 2.4 sets forth all of the authorized Equity Interests of the Company. All of the issued and outstanding Equity Interests of the Company are owned beneficially and of record as set forth on Schedule 2.4, free and clear of any Encumbrances. All of the issued and outstanding Equity Interests of the Company have been duly and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable securities Laws. Other than as set forth on Schedule 2.4, there are no outstanding subscriptions, preemptive rights, rights of first refusal, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any Equity Interests of the Company. The Company has no obligation to purchase, redeem, or otherwise acquire any of its Equity Interests. The powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Stock are as set forth in the Organizational Documents delivered to the Buyer.

Section 2.5           Subsidiaries and Investments. The Company owns no Equity Interests in any other Person and has no outstanding loans or advances to or from any officer, director or Equity Interest holder of the Company. The Company does not own, directly or indirectly, or have the right or obligation (contingent or otherwise) to acquire, any Equity Interests in any other Person.

Section 2.6           Financial Statements; Accounting Controls; Financial Projections.

(a)          The Company has delivered to the Buyer the following financial statements, copies of which are attached hereto as Schedule 2.6(a) (collectively, the “Financial Statements”): (i) the audited balance sheet of the Company as of December 31, 2014 (the “Base Balance Sheet”) and the audited statements of income, retained earnings, and cash flows for the year then ended, (ii) the audited balance sheet of the Company as of December 31, 2013 and the audited statements of income, retained earnings and cash flows for the year then ended, (iii) the unaudited balance sheet of the Company as of December 31, 2015 and the unaudited statements of income and cash flows for the twelve (12) month period then ended; and (iv) the unaudited balance sheet of the Company as of February 29, 2016 and the unaudited statements of income and cash flows for the two (2) month period then ended.

(b)          Except as set forth on Schedule 2.6(b) and, with respect to the unaudited Financial Statements, subject to the absence of footnotes and normal recurring year-end audit adjustments, (the effect of which will not be, individually or in the aggregate, material in nature or amount), each of the Financial Statements (including the notes thereto, if any) is in all material respects accurate and complete, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), has been in all material respects prepared in good faith and in accordance with GAAP consistently applied, and presents fairly the financial condition of the Company as of the respective dates thereof and the operating results, cash flows and changes in stockholders’ equity of the Company for the periods covered thereby.

Section 2.7           Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations, of any nature, whether accrued, absolute, contingent, asserted, unasserted, known or unknown, or otherwise, except liabilities or obligations (a) reflected or reserved against in the Base Balance Sheet, (b) current liabilities incurred in the ordinary course of business reflected on the Closing Statement, or (c) set forth on Schedule 2.7.

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Section 2.8           Absence of Certain Developments. Since January 1, 2015, the Company has conducted its business only in the ordinary course of business and, except as set forth on Schedule 2.8, there has not been:

(a)          any change or event, by itself or in conjunction with all other changes or events, that has had, or would reasonably be likely to have, a material adverse effect on the assets, condition (financial or other), properties, business, operations or prospects of the Company;

(b)          any Encumbrance placed on any of the properties of the Company, other than Encumbrances for Taxes not yet due and payable or for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been made on the Financial Statements;

(c)          any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company, for at least $25,000 individually, and in each case outside of the ordinary course of business;

(d)          any damage, destruction or loss of property, of at least $25,000 in value, whether or not covered by insurance;

(e)          any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Equity Interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of Equity Interests;

(f)           except in the ordinary course of business, (i) any hiring, resignation, termination or removal of any officer or employee of the Company, or (ii) any increase in the compensation of any employee of the Company or any promise or agreement to change the compensation of any employee of the Company;

(g)          any establishment, adoption, amendment or termination of any Employee Benefit Program;

(h)          any issuance, sale or grant, or contract to issue, sell or grant any Equity Interests of the Company or any options, warrants or other rights with respect to the Equity Interests of the Company;

(i)           any payment or discharge of a material Encumbrance or material liability of the Company, other than the payment or discharge of any Encumbrance or liability in the ordinary course of business;

(j)           any change to any Tax election or any method of accounting for Tax purposes, or any action in respect of Taxes (other than the payment of Taxes when due in the ordinary course) or with any Governmental Authority;

(k)          any contingent liability incurred by the Company as guarantor with respect to the obligations of others or any cancellation of any Indebtedness or claim owing to, or waiver of any right of, the Company;

(l)           any obligation or liability incurred by the Company to any of its officers, directors, managers, Equity Interests holders, or any loans or advances made by the Company to any of its officers, directors, managers, Equity Interest holders or employees other than compensation and benefits payable to employees in the ordinary course of business;

(m)         any material change in accounting methods or practices of the Company;

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(n)         any material loss or material reduction, or, to the Knowledge of the Company, development that could result in a material loss or material reduction, of business with any material supplier or customer of the Company;

(o)         any termination of any agreement that would have met the definition of Material Contracts;

(p)         any arrangements relating to any royalty, commission or similar payment based on the revenues, profits, sales volume, production or collections of the Company in each case in excess of $10,000 individually or in the aggregate;

(q)         any regulatory action, or other proceeding commenced, or threatened in writing by any Governmental Authority against the Company; or

(r)          any agreement for the Company to take any of the actions specified in paragraphs (a) through (q) above.

Section 2.9           Accounts Receivable; Accounts Payable.

(a)          All accounts receivable of the Company represent transactions concluded for good and valuable consideration resulting from bona fide arm’s length transactions in the ordinary course of business for the sale of products or performance of services to third parties, are collectible, and will be collected in full, net of reserves shown on the Closing Statement, in accordance with their terms, are valid and enforceable claims, are properly categorized as accounts receivable under GAAP and are not subject to any rights of set off or counterclaims. Since January 1, 2015, the Company has collected its accounts receivable, including pre-paid accounts and customer deposits, in the ordinary course of its business and in a manner which is consistent with past practices and has not materially changed its collection policies with respect to its accounts receivable or accelerated any such collections, including the collection of any pre-paid accounts or customer deposits.

(b)          All accounts payable and other payables of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or other payable is delinquent in its payment per its terms. All lease payments, utilities, Taxes, payroll or other payables owed by Company that were due in accordance with their terms on a date on or before the Closing Date have been paid in full prior to Closing. Since January 1, 2015, the Company has paid its accounts payable and other payables in accordance with their terms and has not delayed any such payments.

Section 2.10         Transactions with Affiliates. Except as set forth on Schedule 2.10, there are no Contractual Obligations, loans or other transactions between the Company, on the one hand, and any of its Affiliates, present or former Equity Interest holders, directors, managers, officers or employees, or to the Knowledge of the Company, any Affiliate of any of such Persons, on the other hand. No Affiliate of the Company, nor any of the Company’s current Equity Interest holders, directors, managers, officers or employees, nor any Affiliate of any such Person, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

Section 2.11         Title to and Encumbrances on Properties.

(a)          Schedule 2.11(a) sets forth a list of all real property leased by the Company and the name of the tenant and landlord and the street address for each such property (the “Leased Real Properties”). Except as set forth in Schedule 2.11(a), no portion of any Leased Real Property is subleased to or occupied by a third party. All leases relating to the Leased Real Property are identified on Schedule 2.11(a). The Company has valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property and enjoys peaceful and undisturbed possession of the Leased Real Property. The occupation of and operation of the Company’s business at each Leased Real Property is a permitted use under the lease of such Leased Real Property and all applicable Laws, including local zoning ordinances. The Company does not own, and has never owned, any real property.

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(b)          The Company has good and (if applicable) transferable title or leasehold interest (if applicable) to all of its assets, free and clear of any Encumbrances, except for the Encumbrances set forth on Schedule 2.11(b). No financing statement under the Uniform Commercial Code with respect to any of the assets of the Company is active in any jurisdiction, except as set forth on Schedule 2.11(b). All material tangible assets are in working order (reasonable wear and tear excepted), have been maintained in a manner consistent with the needs of the Company’s business and conform in all material respects with all Laws. All leases of personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession and use of the subject matter to the lease. The assets owned and leased by the Company are sufficient for the conduct of the business of the Company as presently conducted.

Section 2.12         Tax Matters.

(a)          The Company has timely and properly filed or caused to be filed all federal, state and local Tax Returns required to be filed by it through the date hereof with respect to any Taxes, and all such Tax Returns are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes required to be paid by it through the date hereof, whether or not shown on any Tax Return, and has made adequate provision for Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof on the appropriate books and records. The Company has delivered to the Buyer prior to Closing true, correct and complete copies of all Tax Returns for which the applicable statutory periods of limitations have not yet expired.

(b)          No U.S. federal, state or local audits or other administrative proceedings or other court proceedings are pending with regard to any Taxes or Tax Returns of the Company. The Company has not received notice of any Tax audit or of any proposed Tax deficiencies from any Governmental Authority. No Governmental Authority is now asserting, or, to the Knowledge of the Company, threatening to assert, against the Company any deficiency or claim for additional Taxes. All deficiencies for Taxes asserted or assessed against the Company have been paid in full or finally settled. The Company has not received notice from a Governmental Authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation or Tax reporting requirements by that jurisdiction. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently effective.

(c)          The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Equity Interest holder, or other third party. The Company has collected, remitted and reported to the appropriate Governmental Authority all sales Taxes required to be so collected, remitted or reported pursuant to all Laws. The Company has complied in all material respects with all Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection, maintaining adequate and current resale certificates to support any such claimed exemption, and with respect to payroll and other Tax withholding matters).

(d)          The Company is not a party to any agreement or arrangement requiring indemnification, sharing or allocation of Taxes.

(e)          The Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return and the Company does not have any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)          Neither TVV nor the Company is a foreign person within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2, and the Company is and has always been a “United States person” within the meaning of Section 7701(a)(30) of the Code.

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(g)          There are no Encumbrances for Taxes upon the assets of the Company, except for Encumbrances relating to current Taxes not yet due or for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been made on the appropriate books and records.

(h)          The Company has not entered into, or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)          The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount received on or before the Closing Date.

(j)          The Company has never engaged in trade or business activity outside the United States and the Company is not subject to Tax in any non-U.S. jurisdiction.

Section 2.13         Certain Contractual Obligations.

(a)          Schedule 2.13(a) contains a list of all Contractual Obligations to which the Company is a party:

(i)          involving an aggregate commitment or payment of Twenty Thousand Dollars ($20,000) or more by the Company to any other Person or by any other Person to the Company;

(ii)         having a term in excess of twelve (12) months and is not cancelable without penalty by the Company upon ninety (90) days or less prior notice;

(iii)        containing covenants limiting in any respect the freedom of the Company to compete in any line of business or with any Person, including, without limitation, any non-solicitation covenants;

(iv)        with any employee, officer, director, manager or Equity Interest holder of the Company or, to the Knowledge of the Company, any of their respective Affiliates;

(v)         relating to the licensing, distribution, development, purchase, sale, use or servicing of the Intellectual Property of the Company;

(vi)        related to redemption or purchase agreements or other agreements affecting or relating to the Equity Interests of the Company;

(vii)       with respect to any Indebtedness;

(viii)      with respect to any agreement involving fixed price or fixed volume arrangements;

(ix)         with respect to any agreement that involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person or any royalty, dividend or similar arrangement based on the revenue or profits of the Company;

(x)          with respect to any acquisition, merger or similar arrangement; or

(xi)         with respect to any Leased Real Property.

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(b)          Each of the Contractual Obligations of the Company set forth on Schedule 2.13(a) or any of the other schedules hereto (collectively, the “Material Contracts”) is in full force and effect, is the legal, valid and binding obligation of the Company and, to the Company’s Knowledge, each of the other counterparties thereto, and is enforceable against each of them in accordance with its terms, except as such enforceability may be limited by General Enforceability Exceptions, and, subject to obtaining any authorizations, waivers, consents and permits (all of which are disclosed on Schedule 2.3), will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby in accordance with its terms. Except as set forth on Schedule 2.13(b), neither the Company nor, to the Company’s Knowledge, any of the counterparties thereto has committed any breach or violation of or default under, or has repudiated any provisions of any Material Contract nor has any event occurred that (with or without notice, lapse of time or both) would constitute a breach or violation of or default under any Material Contract. The Company has heretofore delivered to the Buyer accurate and complete copies of each of the Material Contracts and, in each case, all amendments, modifications and supplements thereto and waivers thereunder. The Company has delivered an accurate description of all material terms of each oral Material Contract and, in each case, all amendments and to the Company’s Knowledge supplements thereto and waivers thereunder.

Section 2.14         Intellectual Property. Schedule 2.14 contains a complete and accurate list of all Intellectual Property which is owned by, licensed by or used by the Company and all agreements of the Company to license or use the Intellectual Property used by the Company, other than generally available commercial, unmodified, “off the shelf” software licenses of Intellectual Property with a purchase price of less than $5,000. There are no pending or, to the Knowledge of the Company, threatened proceedings asserting that the use of the licensed Intellectual Property by the Company infringes upon or misappropriates any Intellectual Property rights of any Person, except as set forth on Schedule 2.14. The Company has not received any written notice or allegation of invalidity, infringement, or misappropriation from any Person or Governmental Authority with respect to any Intellectual Property rights, except as set forth on Schedule 2.14. The Company’s business, as currently conducted does not infringe the Intellectual Property rights of a third party, except as set forth on Schedule 2.14. Each of the past and current employees, officers, directors, managers, independent contractors or other service providers of the Company has executed a valid and enforceable confidentiality and assignment of inventions agreement with respect to all Intellectual Property of the Company, except as set forth on Schedule 2.14.

Section 2.15         Litigation. Except as set forth on Schedule 2.15, since January 1, 2012, there has been no arbitration, litigation, product liability, warranty, malpractice or any other claim or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing by or against the Company, or affecting the properties or assets of the Company, or, as to matters related to the Company, by or against any officer, director, manager, Equity Interest holder or employee of the Company in their respective capacities in such positions, nor, to the Knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted.

Section 2.16         Employee and Labor Matters. Schedule 2.16 sets forth: (a) the name, title, current hourly rate or annual salary, full-time/part-time status, exempt/non-exempt status, bonus for the year ending December 31, 2015, and aggregate annual compensation for each current employee of the Company. The Company is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed as of the date hereof or any reimbursable amounts. The Company is and heretofore has been in compliance with all Laws respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. There has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local “mass layoff” or “plant closing” Law with respect to the Company within three (3) years prior to Closing. The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contractual Obligation with a labor union or labor organization. The Company is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Knowledge of the Company, threatened any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. With respect to the Company’s employment and labor practices and policies, (x) there is no investigation, audit or review pending of which the Company has been notified in writing (or, to the Knowledge of the Company, threatened) by any Governmental Authority, and (y) there are no Orders before any Governmental Authority to which the Company is a named party. The Company is not sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non-immigrant or other visa, or for transfer of sponsorship of any such employee, is currently pending. Each employee of the Company is authorized to work in the United States. The Company has current Forms I-9 for all employees of the Company who work in the United States, and has complied with required processes with respect to obtaining such Forms I-9.

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Section 2.17         Company Licenses; Compliance with Laws. The Company holds, and has held at all times since January 1, 2010, all licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority that are required in order to permit the Company to own or lease its properties and assets and to conduct its business under and pursuant to all Laws. Schedule 2.17 sets forth a complete and correct list of all licenses, permits, approvals, authorizations, registrations and certifications currently in effect for the Company (the “Company Licenses”). Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension, modification or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any Company License. Except as set forth in Schedule 2.17, none of the Company Licenses will be affected in any respect by the consummation of the transactions contemplated hereby. Neither the Company nor, to the Company’s Knowledge, any employee of the Company, has ever entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal complaint or claim from any regulatory agency or other Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company.

Section 2.18         Employee Benefits.

(a)          Schedule 2.18 lists every Employee Benefit Program maintained at any time, or with respect to which the Company, or any of its ERISA Affiliates, had any liability with respect to, during the past five (5) years. Each such Employee Benefit Program has been maintained and administered in compliance with its terms and with the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other Law.

(b)          Each Employee Benefit Program that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service regarding its qualified status and no event or omission has occurred which would adversely impact such qualified status. Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or contributed to any employee benefit plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has ever contributed to, been obligated to contribute to or has any potential liability to any “multi-employer plan” as defined in Section 3(37) of ERISA or “multiple-employer plan” as defined in Section 413(c) of the Code or a multiple employer welfare arrangement as defined in section 3(40)(A) of ERISA. The consummation of the transactions contemplated by this Agreement will not cause the Buyer to incur any liability under any of the Employee Benefit Programs, other than those arising in the ordinary course of business.

(c)          No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Program or any fiduciary or service provider thereof, and, to the Company’s Knowledge, there is no reasonable basis for any such litigation or proceeding.

(d)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), (ii) increase any benefits otherwise payable by the Company; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Employee Benefit Program.

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(e)          Complete copies of the following documents, with respect to each of the Employee Benefit Programs have been delivered to the Buyer by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the three (3) most recently filed Forms 5500 and all schedules and audited financial statements related thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; (v) written communications to employees relating to such Employee Benefit Programs within the past twelve (12) months; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Programs.

(f)          All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Programs or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued as a liability in the calculation of Net Working Capital.

Section 2.19         Insurance Coverage. The Company has since January 1, 2012 maintained in full force and effect general commercial, general liability, workers’ compensation and employees’ liability, fire and casualty and such other appropriate insurance policies with coverage as required either by Law or any Contractual Obligation of the Company. Schedule 2.19 contains an accurate summary of the insurance policies or other arrangements currently maintained by the Company and all claims thereon (or prior policies or arrangements) made since January 1, 2012. Except as set forth on Schedule 2.19, there are currently no claims that are pending under any of the Company’s current or past insurance policies or other arrangements (other than medical claims made by employees of the Company under health insurance policies maintained for employees by the Company) or against any director, officer, or employee of the Company in their respective capacities in such positions, nor, to the Knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted, and all premiums due and payable with respect to such policies have been paid to date. All such policies and arrangements are valid, binding and enforceable and, to the Knowledge of the Company, there is no threatened termination of any such policies or arrangements. To the Knowledge of the Company, no event has occurred and no condition exists on the basis of which the premiums or rates with respect to such policies and arrangements may be increased (other than with respect to increases in the ordinary course). Since January 1, 2012 Company has not exhausted the coverage limits under any of its current or past insurance policies. Except as set forth on Schedule 2.19, no insurance policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. There are no self-insurance arrangements affecting the Company. Attached to Schedule 2.19 is a loss run report for the past five (5) years for each of the insurance policies required to be set forth on Schedule 2.19.

Section 2.20         Investment Banking; Brokerage. Other than fees owed by the Company as set forth on Schedule 2.20, there are no investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation due in connection with the transactions contemplated by this Agreement payable by the Company or TVV and, to the Knowledge of the Company, there is no basis for any Person (other than Hilliard Lyons Investment Banking) to make any claim for brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement.

Section 2.21         Environmental Matters. Except as set forth on Schedule 2.21, (a) no hazardous waste, substance or material, oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”), has been generated, transported, used, handled, processed, disposed, stored or treated on any real property leased or operated by the Company, and (b) no Hazardous Material has been spilled, released, discharged, disposed, or transported from any real property leased or operated by the Company, and no Hazardous Material is present in, on, or under any such property. The Company is, and at all times has been, in compliance in all material respects with all applicable environmental, health and safety Laws and with all permits, registrations and approvals required under such Laws (collectively, “Environmental Laws”). To the Knowledge of the Company, there exists no fact or circumstance that would involve the Company in any material litigation, or impose any material liability, arising under any Environmental Laws.

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Section 2.22         Suppliers; Customers.

(a)          Within the last twelve (12) months, no supplier or vendor (i) that the Company has paid or is under a Contractual Obligation to pay $20,000 or more or (ii) that is the sole supplier of any product or service to the Company, has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company, nor, to the Knowledge of the Company, does any such supplier or vendor have any plan or intention to do any of the foregoing. Schedule 2.22 sets forth a list of the top ten (10) suppliers or vendors of the Company, measured by dollar volume, for each of the years ending December 31, 2013, December 31, 2014, and December 31, 2015.

(b)          Except as disclosed on Schedule 2.22, within the last twelve (12) months, no material customer has canceled, materially modified, or otherwise terminated its relationship with the Company or materially decreased business with the Company, nor has any material customer notified the Company that it intends to terminate or materially reduce or change the terms of its business with the Company, nor, to the Knowledge of the Company, does any material customer have any plan or intention to do any of the foregoing. Schedule 2.22 sets forth a list of the top ten (10) customers of the Company, measured by dollar volume, for each of the years ending December 31, 2013, December 31, 2014, and December 31, 2015.

Section 2.23         Indebtedness. Except as set forth on Schedule 2.23, the Company does not have any Indebtedness, nor are any assets of the Company subject to the Indebtedness of any other Person. For each item of Indebtedness, Schedule 2.23 correctly sets forth, if applicable, the debtor, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.

Section 2.24         Illegal Payments. Neither the Company nor, to the Knowledge of the Company, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or illegal contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

Section 2.25         Products. The Buyer has been furnished with accurate copies of the standard terms and conditions of sale for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Schedule 2.25(a), no product manufactured, sold or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)          The Company has not entered into, or offered to enter into, any Contractual Obligation pursuant to which the Company or the Buyer (after the Closing Date) is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements with or to any customer or other business relation, except as set forth on Schedule 2.25(b).

Section 2.26         Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Schedules or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Article III
REPRESENTATIONS AND WARRANTIES OF TVV

In order to induce the Buyer to enter into this Agreement and the other Transaction Agreements, TVV makes each of the following representations and warranties contained in this Article III to the Buyer.

Section 3.1           Stock; Closing Date Payment. As described on Schedule 2.4, TVV holds beneficially and of record all of the issued and outstanding Stock of the Company set forth opposite TVV’s name on Schedule 2.4 and has good and marketable title to such Stock, free and clear of all Encumbrances, except for federal and state securities Law restrictions of general applicability. TVV has full legal capacity, right, power and authority to transfer and deliver to the Buyer valid title to the Stock held by TVV, free and clear of all Encumbrances, except for federal and state securities Law restrictions of general applicability. When delivered by TVV to the Buyer pursuant to this Agreement, the Stock will be free and clear of any and all Encumbrances, except for federal and state securities Law restrictions of general applicability.

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Section 3.2           Authority. TVV has full power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Agreements to which TVV is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which TVV is a party have been duly authorized, executed and delivered by TVV and assuming the due authorization, execution and delivery of this Agreement and the other Transaction Agreement to which TVV is a party by each of the other parties hereto and thereto, this Agreement and the other Transaction Documents to which TVV is a party constitutes the legal, valid and binding obligation of TVV enforceable against TVV in accordance with their respective terms, subject only to General Enforceability Exceptions.

Section 3.3           No Conflict; Consents. The execution, delivery and performance by TVV of this Agreement and the other Transaction Agreements executed and delivered by or on behalf of TVV, and the performance of the transactions contemplated by this Agreement and such other Transaction Agreements do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in violation of or a default (whether after the giving of notice, lapse of time or both) or loss of benefit under or granted by, any provision of any Law, or any restriction imposed by Governmental Authority, or any governing document, in each case applicable to TVV; (b) except as set forth on Schedule 3.3, require TVV to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any Governmental Authority or other Person; or (c) violate or result in a violation of or constitute a default (whether after the giving of notice, lapse of time or both) under, give rise to or accelerate any obligation under, or give rise to a right of termination of or result in a loss of benefit under any material indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which TVV is a party or by which any of TVV’s assets (including the Stock held by TVV) are bound, or result in the creation or imposition of any Encumbrance on any of the Buyer’s assets (including the Stock transferred hereunder).

Section 3.4           Brokers. Other than as set forth on Schedule 2.20, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from TVV in connection with the transactions contemplated by this Agreement.

Section 3.5           Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of TVV, threatened against TVV affecting or relating to the Stock or which could reasonably adversely affect the ability of such Stockholder to consummate the transactions contemplated by this Agreement or any of Transaction Agreements to which TVV is a party, and TVV is not subject to any outstanding Order of any Governmental Authority.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

In order to induce the Company and TVV to enter into this Agreement and the other Transaction Agreements, the Buyer makes each of the following representations and warranties contained in this Article IV to the Company and TVV.

Section 4.1           Organization and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Buyer has full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Buyer has all required power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other Transaction Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. A copy of the Organizational Documents of the Buyer has been furnished to the Company by the Buyer and is correct and complete in all respects and no amendments thereto are pending.

Section 4.2           Authorization. The Buyer has full right, authority, power and legal capacity to enter into this Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Buyer and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Buyer is a party have been duly authorized by all necessary action of the board of directors of Buyer. This Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Buyer have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements to which the Buyer is a party by the other parties hereto and thereto, this Agreement and such other Transaction Agreements to which the Buyer is a party constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, subject only to General Enforceability Exceptions.

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Section 4.3           Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Agreements executed and delivered by or on behalf of the Buyer, and the performance of the transactions contemplated by this Agreement and such other Transaction Agreements do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in violation of or a default (whether after the giving of notice, lapse of time or both) under the Buyer’s organizational documents; (b) in any material respect, violate or result in a violation of, conflict with or constitute or result in violation of or a default (whether after the giving of notice, lapse of time or both) or loss of benefit under or granted by, any provision of any Law, or any restriction imposed by Governmental Authority applicable to the Buyer; (c) require the Buyer to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any Governmental Authority or other Person; or (d) violate or result in a violation of or constitute a default (whether after the giving of notice, lapse of time or both) under, give rise to or accelerate any obligation under, or give rise to a right of termination of or result in a loss of benefit under any material indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Buyer is a party or by which any of the Buyer’s assets are bound or affected, or result in the creation or imposition of any Encumbrance on any of the Buyer’s assets.

Section 4.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Buyer in connection with the transactions contemplated by this Agreement.

Section 4.5           Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer and the Buyer is not subject to any outstanding Order of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

Section 4.6           Hennis Stock Redemption. Buyer acknowledges that it has Knowledge of the Company’s purchase and redemption of 10,000 shares of Common Stock from Hennis and that the Company is obligated under the Hennis Redemption Note.

Article V
ADDITIONAL AGREEMENTS

Section 5.1           Press Releases. Upon the Closing, the parties hereto shall release a joint press release mutually agreed upon by the Buyer and TVV. None of the parties hereto shall, and each party hereto shall cause its Affiliates and Representatives not to, issue any other press release relating to this Agreement or any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby without the prior written consent of the Company.

Section 5.2           Tax Matters.

(a)          Preparation and Filing of Tax Returns.

(i)          TVV shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company for all periods ending on or before the Closing Date. TVV shall pay or cause to be paid any Taxes due in respect of such Tax Returns. If any such Tax Return must be signed by the Buyer, any Affiliate thereof, or the Company following the Closing Date, the Buyer agrees that it will (or will cause such other parties to) reasonably cooperate in signing such Tax Return in order to permit the timely filing of such Tax Return. TVV shall provide, or cause to be provided, to the Buyer a draft of any such Tax Return at least thirty (30) days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Buyer. The Buyer shall notify TVV of any reasonable objections the Buyer may have to any items set forth in such draft Tax Return and the Buyer and TVV agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by the Accounting Referee. The fees and expenses of the Accounting Referee shall be borne one-half (1/2) by TVV, and one-half (1/2) by the Buyer. Such Tax Returns shall be prepared in a manner consistent with past practices except as required by changes in Law or as required by a provision of this Section 5.2.

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(ii)         The Buyer shall prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company, for Straddle Periods. Such Tax Returns (“Straddle Returns”) shall be prepared consistently with past practice to the extent permitted by Law. The Buyer shall provide, or cause to be provided, to TVV a draft of any Straddle Return at least thirty (30) days prior to the due date, giving effect to extensions thereto for filing such Tax Return, for review by TVV. TVV shall notify the Buyer of any reasonable objections TVV may have to any items set forth in such draft Straddle Return and the Buyer and TVV agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by the Accounting Referee. The fees and expenses of the Accounting Referee shall be borne one-half (1/2) by TVV, and one-half (1/2) by the Buyer. The Buyer shall notify TVV of any amounts due from TVV in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and no later than five (5) Business Days prior to the date on which such Straddle Return is due, TVV shall pay the Buyer the amount of Taxes for which it is responsible.

(b)          Straddle Periods. For purposes of this Agreement, in the case of any taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), (i) the amount of any Property Taxes of the Company for a Straddle Period allocable to the Pre-Closing Period shall be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, (ii) the amount of any Taxes other than Property Taxes of the Company allocable to the Pre-Closing Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company owns a direct or indirect interest) ended as of the close of business on the Closing Date, and (iii) TVV will receive the benefit of all tax deposits which have been made prior to the Closing Date, and the Straddle Return will properly allocate all pertinent income and expenses that were incurred up to the Closing Date.

(c)          Tax Sharing Agreements. The Company shall cause the provisions of any Tax sharing agreement involving the Company to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under such Tax sharing agreement.

(d)          Cooperation on Tax Matters. After the Closing, the Buyer and TVV shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party), all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all Pre-Closing Periods and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

(e)          Transfer Taxes. TVV shall pay all amounts owed for any sales, transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes incurred under the laws of the United States of America or any state or local taxing authority thereof (“Transfer Taxes”) that become payable in connection with the Stock Purchase and the other transactions contemplated hereby. The Buyer shall (i) file all necessary documentation and Tax Returns with respect to any sales, transfer and similar Taxes, and (ii) provide copies of such documentation and Tax Returns to TVV. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid and to obtain any exemption or refund of any such Transfer Tax.

(f)          Tax Contests. TVV shall have the right, at its own expense, to control and settle the portion of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes (a “Tax Contest”) for which TVV may have to indemnify a Buyer Indemnified Party, provided, that the Buyer shall have the right to participate at its own expense in any Tax Contest that could have the effect of increasing a Tax liability of the Buyer, and neither the Company nor TVV shall settle or compromise any Tax Contest without the Buyer’s prior written consent if such settlement or compromise could have the effect of increasing a Tax liability of the Buyer or the Company.

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(g)          Interaction with Article VI. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 5.2 conflicts with a provision of Article VI, this Section 5.2 shall govern.

Section 5.3           Books and Records. From and after the Closing, the Buyer shall, and shall cause the Company to, until the seventh (7th) anniversary of the Closing Date or such longer period as required by state, federal or local law, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection by TVV (at its expense) at reasonable times upon reasonable request and upon reasonable notice.

Section 5.4           Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other Transaction Agreements and consummate and make effective the transactions contemplated by hereby and thereby.

Section 5.5           Non-Disclosure, Non-Competition and Non-Solicitation.

(a)          TVV hereby covenants and agrees that from and after the Closing it will not, directly or indirectly, and shall cause its Affiliates not to:

(i)          disclose or furnish to any Person, other than the Buyer any Confidential Information; provided, however, that this covenant of non-disclosure shall not apply to information (A) which is, or at any time becomes available in the public domain (other than as a result of disclosure by TVV or any Affiliate of TVV), (B) which is required to be disclosed by Law or court or administrative court order (provided that the Buyer receives notice of such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof), and (C) which the Buyer expressly authorizes, in writing, TVV to disclose prior to such disclosure; and

(ii)         until the fifth (5th) anniversary of the Closing Date, anywhere in the United States own, manage, operate, control, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, manager, owner or shareholder or in any other individual or representative capacity) with any business, individual, partnership, firm, corporation or other Person (other than the Buyer) which is engaged in the business of the manufacture, production and direct sale of industrial mixers via catalog and the internet, with average total sale invoices (for an individual sale) of approximately $1,000.00. Without implied limitation, the foregoing covenant shall prohibit: (A) hiring or engaging or attempting to hire or engage for or on behalf of TVV or any other Person, any officer or employee of the Buyer or any of its Affiliates (including officers or employees of the Company), or any former officer or employee of the Buyer or any of its Affiliates (including any former officer or employee of the Company) who was employed or retained during the twelve (12) month period immediately preceding the date of solicitation for or on behalf of TVV or any other Person, or soliciting or attempting to solicit any such officer or employee or any independent contractor of Buyer or its Affiliates (including independent contractors of the Company) to terminate his or her relationship or employment with the Buyer or any of its Affiliates (including the Company), or (B) soliciting for or on behalf of TVV or any other Person, any client or customer of the Company as of the Closing Date or during the preceding twelve (12) months, or diverting to any Person any client, customer or business opportunity of the Company. Notwithstanding the foregoing, Buyer acknowledges that TVV and certain of its Affiliates are private equity funds engaged in seeking to invest in, and investing in, a diverse range of manufacturing and industrial enterprises, some of which may overlap with some of the Company’s business operations, and Buyer acknowledges that such investment activities are not prohibited by this subsection (ii), provided that a principal portion of the business of any such manufacturing and industrial enterprise is not the manufacture, production and direct sale of industrial mixers via catalog and the internet, with average total sale invoices (for an individual sale) of approximately $1,000.00.

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(b)          TVV hereby agrees that the covenants contained in this Section 5.5 (the “Restrictive Covenants”) are entered into in partial consideration of the Purchase Price, are reasonable in geographic scope and duration in view of the relevant market for the products and services of the Company and that any breach of any of the Restrictive Covenants could result in continuing and irreparable harm to the Buyer or its Affiliates (including the Company). Therefore, TVV hereby agrees and consents that, in addition to any other remedies available to the Buyer or its Affiliates (including the Company) (whether at law or at equity), the Buyer or its Affiliates (including the Company) shall be entitled to seek an injunction, restraining order or any appropriate decree of specific performance for any actual or threatened violation or breach of this Section 5.5 by TVV or TVV’s Affiliates, without the posting of any bond.

(c)          Each of the Restrictive Covenants is distinct and severable, notwithstanding that some of such covenants may be set forth in one section hereof for convenience.

(d)          In the event that any or all of the Restrictive Covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of their geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, they should be interpreted to extend over the maximum geographic area, period of time, range of activities, or other restrictions as to which they may be enforceable.

Section 5.6           General Waiver and Release. TVV, on behalf of its Affiliates, Representatives, successors, and assigns and any other Person claiming by, through or under any of the foregoing (collectively, the “Stockholder Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge the Buyer, the Company, each of their respective predecessors and successors and each of their respective past, present and future Representatives, Subsidiaries and Affiliates (and any Affiliates of any of the foregoing) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Closing Date, which, for the avoidance of doubt, includes (without limitation) any and all claims of breach and causes of action based on alleged breach and associated liabilities arising out of or relating to any commercial arrangement or agreement between TVV and the Company or any of the Stockholder Releasing Parties entered into prior to the Closing, but excludes (subject to Section 6.5) any of TVV’s rights expressly set forth in this Agreement, or any other Transaction Agreement to which TVV is a party. WITHOUT LIMITING THE FOREGOING, TVV EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE Law that limits in any manner the release set forth herein. TVV ACKNOWLEDGES THAT IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS. TVV represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) TVV has not transferred or otherwise alienated any such claims or causes of action, and (z) TVV is fully authorized and entitled to give the releases specified herein.

Article VI
SURVIVAL; INDEMNIFICATION

Section 6.1           Survival of Representations, Warranties and Covenants. All representations, warranties, agreements and covenants of the parties made herein and in the Schedules hereto shall be deemed to have been relied upon by the party or parties to whom they are made in entering into this Agreement and shall survive the Closing. Notwithstanding the foregoing, all representations and warranties set forth in Articles II, III and IV shall survive the Closing until the Expiration Date; provided, however, that the Expiration Date shall not apply to any (a) representations and warranties set forth in Section 2.12 (Tax Matters) or Section 2.21 (Environmental Matters), and in each such case the representations and warranties set forth therein shall survive until the second anniversary of the Closing Date, and (b) any representations and warranties contained in Section 2.1 (Organization and Power), Section 2.2 (Authorization), Section 2.4 (Capitalization), Section 2.11 (Title to and Encumbrance on Properties), Section 2.20 (Investment Banking; Brokerage), Section 3.1 (Stock; Closing Date Payment), Section 3.2 (Authority), or Section 3.4 (Brokers), and in each such case the representations and warranties set forth therein shall survive indefinitely or until the expiration of the applicable statute of limitations with respect thereto, as applicable (collectively, the representations and warranties in clause (b) above are referred to herein as the “Fundamental Representations”). All covenants and other agreements set forth herein shall survive indefinitely, unless such covenant or agreement expressly terminates on an earlier date.

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Section 6.2           Indemnification.

(a)          TVV (a “Seller Indemnifying Party”) hereby agrees to defend, indemnify and hold the Buyer, the Company, and their respective Equity Interest holders, directors, officers, employees, agents, managers, and Affiliates (other than any person who is a Stockholder or the holder of Equity Interests of the Company as of the Closing Date) (parties receiving the benefit of the indemnification agreement under this Section 6.2 shall be referred to collectively as “Buyer Indemnified Parties” and individually as a “Buyer Indemnified Party”) harmless from and against any and all claims, damages, liabilities, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of legal counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, including, without limitation, the enforcement of any indemnification award hereunder) (collectively “Losses” and each individually, a “Loss”) which may be sustained or suffered by any Buyer Indemnified Party to the extent arising out of:

(i)          any breach of any representation or warranty made by the Company or TVV in this Agreement or the Schedules hereto (collectively, “Buyer Warranty Claims”);

(ii)         any breach of any obligation, agreement or covenant made by TVV in this Agreement;

(iii)         (A) any Taxes on or with respect to the Company for any Pre-Closing Period; (B) any Taxes of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (C) any Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law which Taxes relate to an event or transaction occurring on or before the Closing Date; and (D) any breach of any covenant in Section 5.2;

(iv)        any claim for indemnification or advancement or reimbursement of expenses made or asserted against the Company by any present or former officer, director and/or employee of the Company who is an Affiliate of TVV, with respect to any action taken or omitted to be taken by any such officer, director and/or employee of the Company prior to the Closing; or

(v)         any fraud by the Company or TVV.

The rights of Buyer Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (v) of this Section 6.2(a) shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation, warranty, covenant or agreement set forth in this Agreement or in any Schedule hereto. A Buyer Indemnified Party may simultaneously bring multiple claims for indemnity based on one or more legal theories and based upon one or more provisions of this Agreement with respect to the same event, occurrence or set of facts; provided, that any liability for indemnification under this Section 6.2(a) shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)          The Buyer (the “Buyer Indemnifying Party”) hereby agrees to defend, indemnify and hold TVV and its Affiliates (parties receiving the benefit of the indemnification agreement under this Section 6.2(b) shall be referred to collectively as “Seller Indemnified Parties” and individually as a “Seller Indemnified Party”) harmless from and against any and all Losses which may be sustained or suffered by any such Seller Indemnified Party to the extent arising out of:

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(i)          any breach of any representation or warranty made by the Buyer in this Agreement (collectively, “Seller Warranty Claims”);

(ii)         any breach of any obligation, agreement or covenant, made by the Buyer in this Agreement; or

(iii)        any fraud by the Buyer.

The rights of Seller Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (iii) of this Section 6.2(b) shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation, warranty, covenant or agreement set forth in this Agreement. A Seller Indemnified Party may simultaneously bring multiple claims for indemnity based on one or more legal theories and based upon one or more provisions of this Agreement with respect to the same event, occurrence or set of facts.

(c)          Subject to Section 6.1 and Section 6.2(d), the time period for making claims for indemnification with respect to Seller Warranty Claims or Buyer Warranty Claims shall expire and terminate on the Expiration Date; provided, however, that indemnification for any Loss related to any of the representations set forth in Section 6.1(a) shall not expire until the second anniversary of the Closing Date, and indemnification for any Loss related to any of the Fundamental Representations shall either (i) expire on the expiration date of the applicable statute of limitations or (ii) never expire, as applicable. In addition, the period for making indemnification claims under any of Section 6.2(a)(ii) through (v), Section 6.2(b)(ii), or Section 6.2(b)(iii) shall never expire, provided a claim is made prior to any express termination date of any covenant or agreement set forth in such Sections.

(d)          If prior to the relevant expiration date set forth in Section 6.2(c), a Seller Indemnified Party or Buyer Indemnified Party shall have given written notice of a claim pursuant to Section 6.3 below, then the right to indemnification with respect to such claim shall survive any applicable expiration date until such claim is finally adjudicated.

(e)          Notwithstanding anything contained in this Section 6.2 to the contrary, the rights of an Indemnified Party to recover indemnification in respect of any claim arising under this Section 6.2 shall be subject to the following limitations:

(i)          Neither any Buyer Indemnifying Party, on the one hand, nor any Seller Indemnifying Party, on the other hand, shall have any obligation to indemnify any Seller Indemnified Party or any Buyer Indemnified Party, respectively, pursuant to Section 6.2(a)(i), unless the aggregate of all Losses suffered or incurred by all Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, which would otherwise be subject to indemnification hereunder exceeds $60,000.00 in the aggregate (the “Deductible”), whereupon the total amount of such Losses in excess of the Deductible shall be recoverable in accordance with the terms hereof; provided, however, that the Deductible shall not apply with respect to any claim brought under (A) any of Section 6.2(a)(ii) through Section 6.2(a)(v), (B) Section 6.2(b)(ii) or Section 6.2(b)(iii), or (C) Section 6.2(a)(i) solely with respect to claims for breaches of Fundamental Representations or any representations and warranties set forth in Section 2.12 (Tax Matters) or Section 2.21 (Environmental Matters) (claims under any of clause (A), clause (B) or clause (C) are collectively referred to as “Excluded Claims”).

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(ii)         Neither any Buyer Indemnifying Party, on the one hand, nor any Seller Indemnifying Party, on the other hand, shall have any obligation to indemnify any Seller Indemnified Party or any Buyer Indemnified Party, respectively, pursuant to Section 6.2(a)(i), for Losses in excess of $500,000.00 (the “Cap”); provided, however, that the Cap shall not apply to Excluded Claims, and (A) indemnification for Losses with respect to Excluded Claims pursuant to Section 6.2(a)(i) solely with respect to claims related to representations and warranties set forth in Section 2.12 (Tax Matters) or Section 2.21 (Environmental Matters) shall be limited to Two Million Dollars ($2,000,000), and (B) indemnification for Losses with respect to Excluded Claims pursuant to Section 6.2(a)(i) solely with respect to claims related to Fundamental Representations or any claim brought under any of Sections 6.2(a)(ii) through Section 6.2(a)(v), or Section 6.2(b)(ii) or Section 6.2(b)(iii), shall be limited to the Purchase Price. Furthermore, for the avoidance of doubt, neither the Deductible nor the Cap shall apply to any post-Closing adjustments pursuant to Section 1.4.

(iii)        The liability of TVV for any indemnifiable Loss hereunder shall be limited to 97.07% of the amount of the indemnifiable Loss.

Section 6.3           Notice; Payment of Losses; Defense of Claims.

(a)          The term “Indemnifying Party” shall include the Buyer Indemnifying Parties and Seller Indemnifying Parties, as applicable, and the term “Indemnified Party” shall include a Buyer Indemnified Party or Seller Indemnified Party, as applicable. Each Indemnified Party is an express third party beneficiary of this Agreement and shall have each and every legal or equitable right, remedy or claim as set forth under this Agreement and shall be entitled to enforce each such right, remedy or claim, subject to any requirements, conditions or other limitations set forth in this Agreement as if such Person were a party hereto.

(b)          An Indemnified Party shall give written notice to the appropriate Indemnifying Party promptly upon learning of any such claim with respect to which such Indemnified Party seeks indemnity hereunder, and in any event not later than thirty (30) days after assertion of any written claim by any third party, specifying in reasonable detail the amount, nature and source of the claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure and then only to the extent of such material prejudice.

(c)          Within twenty (20) days after receiving notice of a claim for indemnification, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole, the Indemnifying Party shall pay the amount of such claim in cash to the Indemnified Party within five (5) business days of notice of such concession. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment until a final resolution of the matter is obtained in accordance with this Agreement. If an Indemnifying Party denies liability in whole or in part, and such matter is finally resolved in favor of the Indemnified Party, such Indemnifying Party shall be liable for (A) the amount of the Losses sustained or suffered by the Indemnified Party plus (B) interest (computed on the basis of a 360-day year/30-day month) on the Losses at a rate per annum of six percent (6%) assessed from the date that is thirty (30) days after the date on which the Indemnifying Party received notice of such Losses from the Indemnified Party under Section 6.3(b). If an Indemnifying Party fails to respond by written notice to the Indemnified Party within twenty (20) days after receiving notice of a claim for indemnification, such Indemnifying Party shall be deemed to have conceded liability for the claim in whole and to have irrevocably agreed to pay (A) the amount of the Losses sustained or suffered by the Indemnified Party plus (B) interest (computed on the basis of a 360-day year/30-day month) on the Losses at a rate per annum of six percent (6%) assessed from the date that is thirty (30) days after the date on which the Indemnifying Party received notice of such Losses from the Indemnified Party under Section 6.3(b).

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(d)          In the case of any third party claim, if within twenty (20) days after receiving the notice of a claim under Section 6.3(b), the Indemnifying Party (i) gives written notice to the Indemnified Party stating that it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party and the Indemnifying Party shall control the defense of such claim, subject to the consent of all Indemnified Parties which consent shall not be unreasonably withheld, conditioned or delayed; provided, that so long as a conflict of interest does not exist, (A) the Buyer, on behalf of all Buyer Indemnified Parties, hereby approves Bass, Berry & Sims, PLC to serve as counsel to any Seller Indemnifying Party, and (B) TVV, on behalf of all Seller Indemnified Parties, hereby approves Neuberger, Quinn, Gielen, Rubin & Gipper, P.A. to serve as counsel to any Buyer Indemnifying Party. The assumption of defense of any such matters by the Indemnifying Party or Parties shall relate solely to the claim, liability or expense that is subject to indemnification. If the Indemnifying Party or Parties assume such defense in accordance with this Section 6.3, they shall have the right, with the consent of such Indemnified Party or Parties, which consent shall not be unreasonably withheld, conditioned or delayed, to settle all indemnifiable matters related to the claim, liability or expense that is subject to indemnification. The Indemnifying Party or Parties shall keep such Indemnified Party or Parties promptly and reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party or Parties with all documents and information that such Indemnified Party or Parties shall reasonably request and shall consult with such Indemnified Party or Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party or Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party or Parties and the Indemnified Party or Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party or Parties shall be paid by the Indemnifying Party or Parties. If no such notice of intent to dispute and defend is given by the Indemnifying Party or Parties, or if such diligent good faith defense is not being or ceases to be conducted (following delivery of written notice asserting the failure to conduct a diligent and good faith defense and a thirty (30) day opportunity to cure), such Indemnified Party or Parties shall, at the expense of the Indemnifying Party or Parties, undertake the defense of (with counsel selected by such Indemnified Party or Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party or Parties, then such Indemnified Party or Parties shall make available all information and assistance that the Indemnifying Party or Parties may reasonably request and shall cooperate with the Indemnifying Party or Parties in such defense.

(e)          Notwithstanding any provision in this Section 6.3 to the contrary, no Seller Indemnifying Party shall have the right to assume or maintain, as applicable, control of the defense of any third party claim under Section 6.3(d) if any such third party claim (i) seeks non-monetary relief, (ii) involves criminal allegations, (iii) involves Losses that are not expected to exceed the Deductible (to the extent indemnity payments for such Losses are subject to the Deductible), (iv) involves Losses that are reasonably expected to exceed the maximum amount for which the Seller Indemnifying Parties could be liable under this Article VI, (v) involves Taxes, or (vi) is one in which the Buyer Indemnified Party reasonably believes an adverse determination with respect thereto could be materially detrimental to the reputation or future business prospects of any Buyer Indemnified Party.

(f)          Subject to the terms of the Escrow Agreement, the Escrow Amount will be available to compensate the Buyer Indemnified Parties for Losses for which such Buyer Indemnified Parties are entitled to indemnification pursuant to Section 6.2.

Section 6.4           Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

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Section 6.5           Limitation on Contribution and Certain Other Rights; No Circular Indemnity; Waiver of Rights. TVV (on behalf of itself and its Affiliates and Representatives) hereby agrees that if, following the Closing, any payment is made by TVV, or otherwise becomes due from TVV pursuant to Section 1.4, this Article VI or relating to fraud, fraud in the inducement, intentional misrepresentation or relating to the pursuit of equitable remedies, including, but not limited to, specific performance and injunctive relief, in respect of any Loss (each a “Loss Payment”), neither TVV nor any Affiliate or Representative of TVV shall have any rights against any Buyer Indemnified Party, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, it being understood that for the purposes of this Section 6.5 neither Hennis nor Wilberding shall be deemed to be a Buyer Indemnified Party by virtue of their being an Equity Interest holder of the Buyer. TVV (on behalf of itself and its Affiliates and Representatives) hereby further agrees that neither TVV nor any Affiliate or Representative of TVV will make any claim for indemnification against the Buyer or any of its Affiliates (including the Company), or any director, officer or employee of any of the foregoing, under the organizational documents of the Company by reason of the fact that TVV (or any Affiliate or Representative of TVV) is or was an Equity Interest holder, director, officer, manager or agent of the Company or is or was serving at the request of the Company as a member, director, officer, partner, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Indemnified Parties against any Seller Indemnifying Party pursuant to this Agreement or otherwise relating thereto.

Section 6.6           Exclusivity of Indemnification. The parties hereto agree that, except as set forth in Section 1.4 and Section 5.2, the indemnification provisions of this Article VI are intended to provide the exclusive remedy for money damages as to all Losses that they may incur arising from or relating to the transactions contemplated hereby and any other Transaction Agreement. Notwithstanding the foregoing, this 0 shall not be interpreted to limit the rights or remedies of any party hereto in the case of fraud, fraud in the inducement, intentional misrepresentation or in respect of the pursuit of equitable remedies, including, but not limited to, specific performance and injunctive relief.

Article VII
GENERAL PROVISIONS

Section 7.1           Notices.  All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile or email (providing proof of sending) to the parties at the following addresses (or at such other address for a party as specified by like notice):

(a)          if to the Company, to:

INDCO, Inc.

4040 Earnings Way

New Albany, IN 47150

Attn: C. Mark Hennis

Facsimile: (800) 942-9742

Email: hennis@indco.com

(b)          if to the Buyer, to:

Janel Corporation

303 Merrick Road, Suite 400

Lynbrook, New York 11563

Attn: Brendan J. Killackey, CEO

Facsimile: (516) 593-0925

Email: bkillackey@Janelgroup.net

with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

One South Street, 27th Floor

24

Baltimore, Maryland 21202

Attn: Hillel Tendler
Facsimile: 410-332-8553

Email: ht@nqgrg.com

(c)          if to TVV, to:

Tennessee Valley Ventures II, L.P.

201 Fourth Avenue North, Suite 1250

Nashville, TN 37219

Attn: Andrew W. Byrd

Facsimile: (615) 256-7057

Email: andrew@tvvcapital.com

with a copy to:

McKenzie Laird, PLLC

3835 Cleghorn Avenue, Suite 250

Nashville, TN 37215

Attn: Donald I.N. McKenzie

Facsimile: (615) 297-7040

Email: dmckenzie@mckenzielaird.com

Section 7.2           Disclosure Schedules. Information set forth in the schedules to this Agreement (the “Schedules”) shall modify, supplement, qualify or limit the representations made in Article II, Article III or Article IV, respectively. The Section number headings in the Schedules correspond to the Section numbers in this Agreement.

Section 7.3           Assignability; Binding Agreement; Third Party Beneficiary. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of Law or otherwise) by any of the parties hereto without the prior written consent of the other parties provided, however, that the Buyer may, without the consent of any of the other parties, assign the rights of the Buyer (including its rights under Article VI) under this Agreement and the Company may, without the consent of any of the other parties, assign the rights of the Company under this Agreement (a) for collateral security purposes to any lender of the Buyer or the Company, respectively, (b) a wholly-owned subsidiary of the Buyer, or (c) to any successor in interest of the Buyer or the Company, respectively; provided, further, that no such assignment shall relieve Buyer from any of its obligations hereunder. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as provided in Article VI, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein, and no such Persons shall have any such rights, remedies or claims.

Section 7.4           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such Law, such provision (or part thereof) shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 7.5           No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

Section 7.6           Certain Definitions. For purposes of this Agreement:

(a)          “Adjustment Time” means the open of business Eastern time on the Closing Date.

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(b)          An “Affiliate” of a Person means (i) with respect to an individual, such individual’s spouse, children (natural or adopted), or any other direct lineal descendant of such individual or his spouse; (ii) with respect to an entity, any officer, director, holder of an Equity Interest representing at least 10% of the voting power of the issuer of such Equity Interest, general partner, manager or trustee of such entity; and (iii) with respect to an individual or entity, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

(c)          “Business Day” means any day other than a Saturday or Sunday or weekday on which banks in Indianapolis, Indiana are authorized or required to be closed.

(d)          “Cash and Cash Equivalents” means all cash on hand and cash equivalents that are immediately convertible into cash (including interest receivable thereupon) determined in accordance with GAAP and the Company’s past practices consistently applied, less any Restricted Cash (as defined below).

(e)          “Code” means the Internal Revenue Code of 1986, as amended.

(f)          “Company Expenses” means all fees and expenses of TVV or the Company incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement or payable upon the consummation of the transactions contemplated by this Agreement.

(g)          “Confidential Information” means all information of or regarding the Buyer, the Company, or any of their respective Affiliates, including, without limitation: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding employees, contractors, subcontractors, sales agents or sales representatives; (iii) customer lists or other information related to customers; (iv) information regarding vendors, suppliers, distributors or other business partners; (v) forecasts, projections, budgets and business plans; (vi) trade secrets and proprietary information; or (vii) the terms of this Agreement.

(h)          “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise or undertaking, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise bound or to which or by which any property, business, operation or right of such Person is bound.

(i)          “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

(j)          “Employee Benefit Program” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; and (ii) incentive award plans, bonus plans or arrangements, stock option, stock purchase or equity compensation plans, phantom equity programs, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above, in all cases, maintained or sponsored by the Company or any of its ERISA Affiliates or in which employees of the Company or any of its ERISA Affiliates participate or with respect to which the Company or any of its ERISA Affiliates has or may have any liability.

(k)          “Encumbrance” means any mortgage, pledge, security interest, claim, charge, lien, option, right of first refusal, easement, restrictive covenant, restriction and encumbrance of any kind.

(l)          “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

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(m)          “ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)          “Expiration Date” means the first (1st) anniversary of the Closing Date.

(p)          “GAAP” means generally accepted accounting principles as applied in the United States.

(q)          “General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and (ii) the application of equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(r)          “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court having competent jurisdiction.

(s)          “Hennis Employment Agreement” means that certain Employment Agreement dated as of the Closing Date by and between the Company and Hennis, on terms acceptable to the Buyer

(t)          “Indebtedness” means, with respect to the Company, (i) indebtedness for borrowed money, (ii) indebtedness for the deferred purchase price of property or services, (iii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iv) obligations as lessee under leases which have been or should be, in accordance with GAAP consistently applied, recorded as capital leases; (v) all accrued and unpaid interest on or any premiums, fees, penalties, expenses or other amounts due with respect to (i) through (iv) above; and (vi) any obligations of any other Person or a type referred to in clauses (i) through (v) to the extent directly or indirectly guaranteed by the Company.

(u)          “Intellectual Property” means (i) patents and patent applications (collectively, “Patents”), (ii) registered trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, and all goodwill symbolized thereby (collectively, “Marks”), (iii) registered copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”), (iv) rights under applicable US state trade secret Laws as are applicable to know-how and confidential information, and (v) computer software (including, without limitation, source code, executable code, data, databases, and documentation).

(v)         “Knowledge” means the facts, circumstance or other information that are actually known by an individual. The phrases “to the Company’s Knowledge,” “to the Knowledge of the Company” or similar uses of Knowledge coupled with the Company shall mean the facts, circumstance or other information that are actually known by Hennis or Wilberding after conducting a reasonable investigation

(w)          “Law” means any domestic, foreign, state or local statute, law, ordinance, rule, regulation, order of general applicability of any Governmental Authority.

(x)          “Net Working Capital” means, with respect to the Company, as of the respective balance sheet date: (i) the sum of inventory, accounts receivable (net of allowances for bad debt), prepaid expenses, prepaid insurance, and prepaid catalog expenses, less (ii) the sum of accounts payable, credit card payable, customer deposits, refunds for product returns, accrued salaries and payroll taxes, accrued bonus plan, accrued profit sharing, accrued 401(k) Plan payable, and sales tax payable, in each case, determined in accordance with GAAP.

27

(y)          “Order” means any order, injunction, judgment, decree or ruling, or arbitration award of any Governmental Authority or arbitrator.

(z)          “Ordinary course of business” means, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past practice (including with respect to frequency, quantity and magnitude).

(aa)         “Person(s)” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

(bb)         “Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

(cc)         “Property Taxes” means real, personal and intangible ad valorem property taxes.

(dd)         “Representative” means, with respect to any party hereto, any agent, trustee, director, manager, officer, employee, attorney, accountant, or other representative of such party.

(ee)         “Restricted Cash” means all pre-paid accounts, customer deposits, insurance and customer refunds, other deposits and an amount of cash necessary to cover the aggregate amount of all checks or wires drawn against any bank account of the Company that have not cleared prior to the Closing.

(ff)         “Rollover Amount” means (x) $[___________], which is the aggregate value attributed to the rollover shares of common stock of the Company retained by Hennis set forth under the heading “Shares of Rollover Stock” on Exhibit A, as such amount may be adjusted in the Closing Statement, plus (y) the principal amount of the Hennis Redemption Note.

(gg)         “Subsidiary” means, with respect to any Person (the “Subject Person”), any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total Equity Interests, are directly or indirectly owned by such Subject Person.

(hh)         “Target Working Capital” means $835,000.00.

(ii)          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

(jj)          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

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(kk)         “Transaction Agreements” means this Agreement and any other agreement entered into by the parties or any of them in connection with the transactions contemplated by this Agreement, including the Escrow Agreement, the Hennis Employment Agreement and the Wilberding Employment Agreement.

(ll)         “Wilberding Employment Agreement” means that certain Employment Agreement dated as of the Closing Date by and between the Company and Wilberding, on terms acceptable to the Buyer.

(mm)         “Hennis Redemption Note” means the Company’s unsecured promissory note due ninety (90) days after the date of this Agreement, issued to Hennis for the purchase and redemption of 10,000 shares of Common Stock.

Section 7.7           Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be non-exclusive and equivalent to the use of the term “and/or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, exhibits or schedules or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Accounting terms used and not otherwise defined herein shall have the meanings given to them by GAAP, consistently applied. The term “certificate, exhibits or schedules” when used herein is not intended to incorporate preexisting agreements between the Company and unrelated third parties that may be attached or delivered as part of an exhibit or schedule but have not been made with reference or in connection with this Agreement or the Closing.

Section 7.8           Fees and Expenses. Subject to Section 1.3(c), and except as otherwise set forth in this Agreement, each of the Buyer, on the one hand, and the Company and TVV, on the other hand, shall bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 7.9           Governing Law. This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Indiana regardless of the Laws that might otherwise govern under applicable principles of conflict of laws.

Section 7.10         Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the covenants in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and to enforce specifically the terms and provisions of the covenants hereof in accordance with Section 7.11. Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under Article VI.

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Section 7.11         Venue; Consent to Jurisdiction. Except as for all disputes, claims, or controversies arising out of Section 1.4 (Post-Closing Adjustments) (which disputes, claims, or controversies shall be resolved exclusively as set forth in Section 1.4), all disputes, claims, or controversies arising out of or relating to this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby or thereby or the negotiation, validity or performance hereof or thereof that are not resolved by mutual agreement shall only be brought in the federal courts situated in the County of Marion in the State of Indiana (including the appropriate appellate courts therefrom). Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of such federal courts to resolve all such disputes, claims or controversies and further consents to the jurisdiction of such federal courts for the purposes of enforcing the provisions of Section 1.4; provided, however, that to the extent necessary to avoid irreparable harm, any party may seek temporary or preliminary injunctive relief in accordance with Section 7.10 in any court of competent jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH disputes, claims or controversies. Each party hereto further irrevocably waives any objection to any proceeding before such federal courts based upon lack of personal jurisdiction or to the laying of venue in such federal courts and further irrevocably and unconditionally waives and agrees not to make a claim in any court that any proceeding before such federal courts has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given hereunder. Each of the parties hereto hereby agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other parties hereto. The parties agree and intend that the pendency of a proceeding pursuant to Section 1.4 of this Agreement shall not preclude the ability of any party to bring an action under this Section 7.11 with respect to any dispute or controversy to which this Section 7.11 applies.

Section 7.12         Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 7.13         Integration. This Agreement and the Transaction Agreements, including the schedules, exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 7.14         Counterparts. This Agreement may be executed and delivered by facsimile signature or portable document format (PDF) by electronic mail and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.15         Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. No amendment to this Agreement may be made without the written consent of TVV, the Company and the Buyer.

[Signature page immediately follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be signed personally, or by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:		COMPANY:

JANEL CORPORATION		INDCO, INC.

By:	/s/ Brendan J. Killackey	By:	/s/ C. Mark Hennis
	Brendan J. Killackey		C. Mark Hennis, President
Chief Executive Officer

SELLING STOCKHOLDER:

TENNESSEE VALLEY VENTURES, II, L.P.

By:	TVV Equity Investors II, LLC,
Its General Partner

By:	/s/ Andrew W. Byrd
Andrew W. Byrd, President

Signature Page to

Stock Purchase Agreement

ANNEX A

Defined Terms

Term	Section Reference

Accounting Referee	Section 1.4(c)
Adjustment Time	Section 7.6(a)
Affiliate	Section 7.6(b)
Agreement	Introduction
Base Balance Sheet	Section 2.6(a)
Business Day(s)	Section 7.6(c)
Buyer	Introduction
Buyer Indemnified Party	Section 6.2(a)
Buyer Indemnifying Party	Section 6.2(b)
Buyer Purchase Price Payment Amount	Section 1.4(d)
Buyer Warranty Claims	Section 6.2(a)(i)
Cap	Section 6.2(e)(ii)
Cash and Cash Equivalents	Section 7.6(d)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Payment	Section 1.3(a)
Closing Statement	Section 1.4(a)
Closing Statement Response Notice	Section 1.4(a)
Code	Section 7.6(e)
Company	Introduction
Company Expenses	Section 7.6(f)
Company License	Section 2.17
Confidential Information	Section 7.6(g)
Contractual Obligation	Section 7.6(h)
Control	Section 7.6(i)
Copyrights	Section 7.6(u)
Deductible	Section 6.2(e)(i)
Effective Date	Section 1.2
Employee Benefit Program	Section 7.6(j)
Encumbrance	Section 7.6(k)
Environmental Laws	Section 2.21
Equity Interests	Section 7.6(l)
ERISA	Section 2.18(a)
ERISA Affiliate	Section 7.6(m)
Escrow Account	Section 1.3(d)
Escrow Agent	Section 1.3(d)
Escrow Agreement	Section 1.3(d)
Escrow Amount	Section 1.3(d)
Estimated Cash and Cash Equivalents	Section 1.3(e)
Estimated Closing Statement	Section 1.3(e)
Estimated Company Expenses	Section 1.3(e)
Estimated Indebtedness	Section 1.3(e)
Estimated Working Capital	Section 1.3(e)
Exchange Act	Section 7.6(n)
Excluded Claims	Section 6.2(e)(i)
Expiration Date	Section 7.6(o)
Final Closing Date Payment	Section 1.4(b)

Financial Statements	Section 2.6(a)
Fundamental Representations	Section 6.1
GAAP	Section 7.6(p)
General Enforceability Exceptions	Section 7.6(q)
Governmental Authority	Section 7.6(r)
Hazardous Material	Section 2.21
Hennis	Introduction
Hennis Employment Agreement	Section 7.6(s)
Hennis Redemption Note	Section 7.6(mm)
Indebtedness	Section 7.6(t)
Indemnified Parties	Section 6.3
Indemnifying Parties	Section 6.3
Intellectual Property	Section 7.6(u)
Knowledge	Section 7.6(v)
Knowledge Qualifier	Section 6.2(a)(i)
Law	Section 7.6(w)
Leased Real Property	Section 2.11(a)
Loss(es)	Section 6.2(a)
Loss Payment	Section 6.5
Marks	Section 7.6(u)
Material Contracts	Section 2.13(b)
Materiality Qualifiers	Section 6.2(a)(i)
Net Working Capital	Section 7.6(x)
Order	Section 7.6(y)
ordinary course of business	Section 7.6(z)
Organizational Documents	Section 2.1
Outstanding Disputed Item	Section 1.4(c)
Patents	Section 7.6(u)
Person(s)	Section 7.6(aa)
Pre-Closing Period	Section 7.6(bb)
Property Taxes	Section 7.6(cc)
Purchase Price	Section 1.6
Release Date	Section 1.3(d)(i)
Representative	Section 7.6(dd)
Restricted Cash	Section 7.6(ee)
Restrictive Covenants	Section 5.5(b)
Review Period	Section 1.4(a)
Rollover Amount	Section 7.6(ff)
Schedules	Section 7.2
Seller Indemnified Party	Section 6.2(b)
Seller Indemnifying Party	Section 6.2(a)
Seller Warranty Claims	Section 6.2(b)(i)
Stockholders	Introduction
Stockholder Releasing Parties	Section 5.6
Stock Purchase	Recitals
Stock	Recitals
Straddle Period	Section 5.2(b)
Straddle Returns	Section 5.2(a)(ii)
Subsidiary	Section 7.6(ff)
Target Working Capital	Section 7.6(hh)
Tax(es)	Section 7.6(ii)
Tax Contest	Section 5.2(f)

Annex A-2

Tax Returns	Section 7.6(jj)
Transaction Agreements	Section 7.6(kk)
Transfer Taxes	Section 5.2(e)
TVV	Introduction
Unresolved Amount	Section 1.3(d)(i)
WARN	Section 2.16
Wilberding	Section 1.7(a)(vi)
Wilberding Employment Agreement	Section 7.6(ll)

Annex A-3

EXHIBIT A

Stock

Stockholder	Shares of Common Stock of the Company	Shares of Stock	Shares of Rollover Stock
TENNESSEE VALLEY VENTURES, II, L.P.	601,042	601,042	0
C. MARK HENNIS	18,125	0	18,125
TOTAL	619,167	601,042	18,125